Exhibit 23

Consent of Independent Registered Public Accounting Firm

Access National Corporation
Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 333-131455) and Form S-8 (Nos. 333-222443, 333-160867 and 333-118771 and 333-114897) of Access National Corporation of our reports dated April 4, 2018, relating to the consolidated financial statements and the effectiveness of Access National Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2017.

/s/ BDO USA, LLP

BDO USA, LLP
Richmond, Virginia
April 4, 2018